FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881
www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports First Quarter 2011 Results

First Quarter Revenues Increase 12% Year-over-Year
Life Science & Food Safety Revenues Increase 19% & 28% Year-over-Year, Respectively

NEWARK, DE (May 12, 2011) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter ended March 31, 2011.

Revenues for the first quarter of 2011 were $7.5 million, increasing 12% from $6.7 million for the same period in 2010.  This growth was driven by strong revenues in SDIX’s core focus areas of Life Science, up 19%, and Food Safety, up 28%. Net loss for the first quarter of 2011 was $658,000, compared to a net loss of $459,000 in 2010. This increase in net loss was primarily attributable to increased operating expenses resulting from the Company’s strategic growth initiatives in Life Science and Food Safety and the related expansion of marketing, sales and R&D infrastructure to support the increased revenue levels.

Recent Highlights

•	Strong Growth in Life Science Revenues Driven by IVD and Biopharma Customers – In total, In-Vitro Diagnostics and Biopharma customer revenues increased by 30%.

•
RapidChek® SELECT™ Salmonella Enteritidis (SE) Test System Awarded  Method Equivalency and Granted Interim NPIP Approval – RapidChek SELECT SE test was reviewed by the FDA and determined to be equivalent in accuracy, precision and sensitivity to the FDA’s current standard methods for poultry house environmental drag swabs and pooled egg testing.  The test also received interim National Poultry Improvement Plan (NPIP) approval for use in detecting the presence of SE in poultry environments.  The SDIX test system offers egg producers an easier, faster, and more cost effective way to comply with regulations.

•
C. elegans Antibodies from the modENCODE Project Became Available through Novus Biologicals – Antibodies against 69 C. elegans chromosomal proteins generated by the modENCODE project (model organism ENCyclopedia Of DNA Elements), funded by the NIH, became commercially available through Novus Biologicals, SDIX’s distributor for pre-made antibodies.

Francis DiNuzzo, SDIX’s President and CEO, commented, “We are pleased with our first quarter earnings results, which showed strong revenue growth and domestic and international strategic progress in both our core Life Science and Food Safety businesses.  We saw notable growth in our IVD and Biopharma customer revenues this quarter, while we also forge ahead to leverage our Genomic Antibody Technology, or GAT, a differentiated platform for additional value-creating and revenue-generating collaborations.  In Food Safety, we are quite pleased with the acceptance and growing momentum for our RapidChek SELECT solution, and in particular our Salmonella and E. coli test systems.  In addition, we put a concerted effort into building up our international distribution channels and are pleased with the strong contribution the team made to revenue growth this quarter.”

Financials
Gross profit for the first quarter of 2011 was $4.2 million, as compared to $3.9 million for the same period in 2010.  Gross margins were 56% for the first quarter of 2011, compared to 59% for the same period in 2010.  This slight decrease is primarily due to both our varied product mix and recent international distributor expansion.

Operating expenses for the first quarter of 2011 increased to $4.8 million, compared to $4.4 million for the first quarter of 2010.  Operating loss for the first quarter was $654,000, compared to $447,000 for the first quarter of 2010.  These planned and expected increases resulted directly from investments designed to increase top line growth.  Specifically, SDIX increased R&D costs resulting from new programs and increased SG&A costs resulting from strengthening the Company’s sales and marketing infrastructure.

Net loss for the first quarter of 2011 increased to $658,000, or $0.03 per diluted share, compared to a net loss of $459,000, or $0.02 per diluted share, for the same period in 2010.

Life Science Revenues
Life Science revenues grew 19% to $4.5 million for the quarter ended March 31, 2011, compared to $3.8 million for the same period in 2010.

Kit Revenues
Food Safety revenues increased 28% to $1.8 million for the first quarter of 2011, up from $1.4 million for the same period in 2010. This Food Safety revenue growth primarily resulted from continued strong adoption of the Company’s Salmonella and E. coli test systems.

Revenues for Ag-GMO Products and Water & Environmental Products were $0.3 million and $0.9 million respectively.

Balance Sheet
The Company completed the first quarter ended March 31, 2011 with $9.1 million in available and restricted cash, and stockholders’ equity of $19.2 million.

Conference Call
The dial-in number for the live conference call will be 877-407-9205 (201-689-8054 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on May 12, 2011 through 11:59 p.m. ET on May 26, 2011.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 372183.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical, biotechnology and food safety markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.  In the food safety market, SDIX continues to expand its footprint as an international supplier of rapid pathogen test technologies that enable more accurate and cost-effective results.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets :
Cash and cash equivalents	$8,490	$8,056
Restricted cash	600	700
Receivables, net	3,867	4,376
Inventories	3,202	3,333
Other current assets	1,130	561
Total current assets	17,289	17,026

Property and equipment, net	3,893	4,087
Other assets	16	45
Deferred tax asset	37	37
Intangible assets, net	1,292	1,321
Total assets	$22,527	$22,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	465	491
Accrued expenses	2,184	1,597
Deferred revenue	82	24
Total current liabilities	3,131	2,512

Long-term debt	200	300

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,943,357 and 20,916,433 issued at March 31, 2011
and December 31, 2010, respectively	210	209
Additional paid-in capital	41,681	41,551
Treasury stock, 406,627 common shares at cost
at March 31, 2011 and December 31, 2010	(555)	(555)
Accumulated deficit	(21,897)	(21,239)
Cumulative translation adjustments	(243)	(262)
Total stockholders' equity	19,196	19,704
Total liabilities and stockholders' equity	$22,527	$22,516

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months
	Ended March 31,
	2011	2010

Revenues	$7,477	$6,691

Cost of sales	3,314	2,755

Gross profit	4,163	3,936

Operating expenses:
Research and development	863	676
Selling, general and administrative	3,954	3,715
Gain on disposal of assets	-	(8)
Total operating expenses	4,817	4,383

Operating loss	(654)	(447)

Interest expense, net	(9)	(12)

Loss before taxes	(663)	(459)

Income tax benefit	(5)	-

Net loss	(658)	(459)

Basic loss per share	$(0.03)	$(0.02)

Shares used in computing basic
loss per share	20,384,041	20,187,890

Diluted loss per share	$(0.03)	$(0.02)

Shares used in computing diluted
loss per share	20,384,041	20,187,890